                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)


                             FIRST BUSEY CORPORATION
                             -----------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    319383105
                                    ---------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1 (b)
        [X] Rule 13d-1 (c)
        [ ] Rule 13d-1 (d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of that Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)






                                                               PAGE 1 OF 4 PAGES

CUSIP NO. 319383105                    13G

1) NAME OF REPORTING PERSON AND SOCIAL SECURITY OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
                LINDA M. MILLS
                ###-##-####

2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A  GROUP*
            (A) [ ]
            (B) [ ]

3)      SEC USE ONLY


4)      CITIZENSHIP OR PLACE OR ORGANIZATION
                UNITED STATES

5)      SOLE VOTING POWER
                1,117,513  (1)

6)      SHARED VOTING POWER
                34,293 (2)

7)      SOLE DISPOSITIVE POWER
                1,117,513 (1)

8)      SHARED DISPOSITIVE POWER
                34,293 (2)

9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                1,151,806 (1)

10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*


11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                5.42%

12)     TYPE OF REPORTING PERSON*
                IN




                                                               PAGE 2 OF 4 PAGES

ITEM 1(a)       NAME OF ISSUER:
                        FIRST BUSEY CORPORATION

ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                        P.O. BOX 17125
                        URBANA, IL 61803-17125

ITEM 2(a)       NAME OF PERSON FILING:
                        LINDA M. MILLS

ITEM 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                        2123 SEATON COURT
                        CHAMPAIGN, IL 61821

ITEM 2(c)       CITIZENSHIP:
                        UNITED STATES

ITEM 2(d)       TITLE AND CLASS OF SECURITIES:
                        COMMON STOCK

ITEM 2(e)       CUSIP NUMBER:
                        319383105

ITEM 3          STATEMENT FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b):
                        NOT APPLICABLE

ITEM 4          OWNERSHIP:
                (a) AMOUNT BENEFICIALLY OWNED:
                        1,151,806
                (b) PERCENT OF CLASS:
                        5.42%
                (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                        (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                                1,117,513
                        (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                                34,293
                        (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                              DISPOSITION OF:
                                1,117,513
                        (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                                34,293



                                                               PAGE 3 OF 4 PAGES

ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                        NOT APPLICABLE

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
                        NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:
                        NOT APPLICABLE

ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                        NOT APPLICABLE

ITEM 9          NOTICE OF DISSOLUTION OF A GROUP:
                        NOT APPLICABLE

ITEM 10         CERTIFICATION:
                        NOT APPLICABLE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2005                                  /s/ Linda M. Mills


--------------------------                         ----------------------------
Date                                               Signature


FOOTNOTE:

(1) Does not include 3,708,302 shares of Common Stock which are owned by Douglas
C. Mills, Chairman of the Board of First Busey Corporation and the husband of Mrs. Mills, in which she disclaims any beneficial interest. Douglas C. Mills files separate Section 13 and Section 16 reports reflecting the ownership of these securities.

(2) Mrs. Mills shares voting and dispositive power with other Board Members of Busey Mills Community Foundation.




                                                               PAGE 4 OF 4 PAGES